EXHIBIT 10.34

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the “Amendment”) is made and entered into as of October 1, 2003 by and between OTR, an Ohio general partnership, as nominee of the State Teachers Retirement Board of Ohio, a statutory organization created by the laws of the State of Ohio (“Landlord”), and REMEDYTEMP, INC., a California corporation (“Tenant”), with reference to the following facts, each of which the parties agree is true:

A.    Landlord’s predecessor-in-interest, Parker-Summit, LLC, a California limited liability company, and Tenant entered into a Lease dated as of March 21, 1997 pursuant to which Tenant leased that certain premises described as approximately 52,741 rentable square feet of space located on the first (1st) and second (2nd) floors, known as Suite 100 (the “Original Premises”) in the office building owned by Landlord located at 101 Enterprise, Aliso Viejo, California (the “Building”), the commencement date of which was September 14, 1998, as such Lease has been amended by that certain Letter Amendment thereto entered into between Landlord and Tenant dated as of February 4, 1999 (collectively, the “Lease”).

B.    Tenant now desires to modify the Original Premises to reduce the Tenant’s rentable area located on the first (1st) floor, Suite 100 of the Building by approximately 1,539 rentable square feet, thereby reducing the Original Premises to the areas on the first (1st) and second (2nd) floors that are delineated on Exhibit A attached hereto and made a part hereof (the “New Premises”), and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

C.    Capitalized terms used herein without definition shall have the meanings given to them in the Lease.

NOW, THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.    New Premises.    Commencing on October 1, 2003 (the “New Premises Commencement Date”), the Original Premises shall be reduced by approximately 1,539 rentable square feet (the “Reduction Space”) thereby reducing the Original Premises to the areas on the first (1st) and second (2nd) floors that are delineated on Exhibit A attached hereto. Therefore, for purposes of the Lease and this Amendment, effective as of the New Premises Commencement Date, the “Premises” shall mean the New Premises. The parties hereby stipulate that the New Premises contain 51,202 rentable square feet. Notwithstanding the foregoing, Tenant shall have the right to continue to occupy the Reduction Space in accordance with the terms and conditions of the Lease (except for the payment of Rent) until March 31, 2004, whereupon Tenant shall surrender the Reduction Space in accordance with the terms of the Lease. If Tenant fails to so surrender the Reduction Space on or before March 31, 2004, then the holdover provisions of the Lease shall apply to such continued occupancy of the Reduction Space.

2.    Extension of Term.    The Expiration Date of the Lease is hereby changed to September 30, 2010.

3.    Construction of Tenant Improvements; Landlord’s Work.    Subject to and in accordance with the provisions of Articles 12 and 13 of the Lease, Tenant shall have the right to construct certain tenant improvements, including any necessary cabling, re-configuration and/or re-assembly of furniture systems (“Tenant’s Improvements”) to the interior of the New Premises in accordance with those specifications and drawings prepared by Tenant and approved by Landlord in its reasonable discretion, including fully engineered working drawings (“Tenant’s Plans”). Tenant shall have the right to engage a space planner of its choice to prepare Tenant’s Plans, and Landlord shall provide Tenant an allowance of $0.12 per rentable square foot of the New Premises for the creation of Tenant’s Plans. In addition, Tenant shall be entitled to a one-time tenant improvement allowance for such improvements in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) (“Maximum Tenant Improvement Allowance”). All costs, expenses, fees or other expenses, directly or indirectly allocable or attributable to the construction contemplated under Tenant’s Plans in excess of the Maximum Tenant Improvement Allowance shall be the sole liability and responsibility of Tenant. Any portion of the Maximum Tenant Improvement Allowance that is not used by Tenant by September 30, 2005 for the installation and construction of the Tenant Improvements shall be retained by Landlord. Tenant shall not be required to perform Restoration (as defined in Section 2.3 of the Work Letter attached as Exhibit C to the Original Lease (the “Work Letter”)) of the kitchen area on the ground floor of the New Premises upon the termination of the Lease. Any construction work required to convert the ground floor of the Building from single-tenant occupancy to a multi-tenant occupancy, including and fire or life safety requirements, shall be performed by Landlord at Landlord’s sole cost and expense. Notwithstanding anything to the contrary in the Lease or herein, there shall be no supervision or construction and management review fee charged by Landlord or deducted from the Maximum Tenant Improvement Allowance relative to the construction of Tenant’s Improvements.

4.    Payment of Base Rent.    Commencing on the New Premises Commencement Date, the annual Base Rent payable by Tenant to Landlord for the New Premises shall be as follows:

For the Period	Base Rent/RSF/Month
10/1/03 – 2/29/04	$1.80
3/1/04 – 9/30/07	$1.80
10/1/07 – 9/30/10	$2.05

Provided that Tenant is not in default under the Lease, Tenant’s obligation to pay Base Rent for the period 10/1/03 – 2/29/04 (the “Abatement Period”) shall be abated.

5.    Additional Rent.    Commencing on the New Premises Commencement Date, (a) “Tenant’s Proportionate Share” shall be 63.73% (based on 80,348 rentable square feet in the Building), (b) the Base Year shall be calendar year 2004, and (c) the amount of increase in Controllable Operating Costs (as defined below) payable by Tenant over Controllable Operating

Costs for any prior year (other than the Base Year) shall not exceed 4% per annum. The phrase “Controllable Operating Costs” as used herein shall mean all Operating Costs for which the amount of increase is within Landlord’s reasonable direct control (e.g., excluding Operating Costs such as utilities, real estate taxes, insurance premiums and increases due to union related labor costs). Furthermore, Landlord shall not pass through any increased costs resulting from a Real Estate Tax increase due to a change of ownership in the Building or Project.

6.    Option to Terminate.    Provided that Tenant is not in default of any terms or conditions of the Lease, Tenant shall have a one-time right to terminate the Lease effective September 30, 2008 (“Termination Date”), provided that (a) Tenant delivers to Landlord written notice of its intent to exercise its option to terminate not later than nine (9) months prior to the Termination Date and (b) on or before the Termination Date, Tenant pays to Landlord a termination fee equal to the sum of $197,128, plus the unamortized portion of all leasing commissions paid by Landlord in connection with this Amendment pursuant to Paragraph 20 below, plus the unamortized portion of the Maximum Tenant Improvement Allowance paid by Landlord pursuant to Paragraph 3 above.

7.    Option to Extend.    Tenant shall have one option (“Extension Option”) to extend the Term for a period of sixty (60) months (“Option Term”). The Extension Option must be exercised by irrevocable notice in writing of such exercise, delivered by Tenant to Landlord, not later than nine (9) months prior to the end of the Term. The Base Rent for the Option Term shall be the lesser of (i) the Base Rent then being paid or (ii) ninety-five percent (95%) of the then Fair Market Value (determined in accordance with Section 38.2 of the Lease). Upon exercise of the Extension Option, the Base Year for determination of Operating Costs during the Option Term shall be the first (1st) year of the Option Term. Tenant shall have no other right to extend the Term. The Extension Option is personal to Tenant and shall only be transferable to a permitted assignee under Article 16 of the Lease to which Tenant assigns its entire interest in the Lease.

8.    Signage.    In addition to Tenant’s signage rights provided under Section 36.1 of the Lease, Tenant shall have a one-time right, at Tenant’s sole cost and expense, to relocate one of Tenant’s exclusive building top signs to a different location on the Building as mutually approved by Landlord and Tenant, subject to all governmental codes, city guidelines and the Project sign criteria. Tenant’s signage rights under the Lease are personal to Tenant and may not be assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant.

9.    Parking.    Tenant shall be entitled to parking spaces as provided in Section 2.12 of the Lease. All parking allocated to Tenant, including reserved parking spaces, shall be free for the Term and for the Option Term (if Tenant exercises its Extension Option pursuant to Paragraph 7 of this Amendment).

10.    Services and Utilities.    The first sentence of Section 9.4 of the Lease is revised in full to read as follows: “Normal hours of operation for the Project are 7:00 a.m. to 7:00 p.m. Monday through Friday and 8:00 a.m. to 2:00 p.m. on Saturday, excluding the following holidays: New Years Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.”

11.    Non-Disturbance Agreements.    Landlord hereby represents that, as of the date of execution and delivery of this Amendment, there is no Encumbrance (as defined in Article 24 of the Lease) currently encumbering the Project, the Building or the Premises or any part thereof. Tenant’s obligation under Article 24 of the Lease to subordinate the Lease to any future Encumbrance shall be subject to Tenant receiving a commercially reasonable non-disturbance agreement from the applicable Lender with respect to such Encumbrance.

12.    Interruption of Services.    In the event Tenant’s use of all or a part of the Premises is materially impaired such that Tenant does not and cannot operate for business from such affected part of the Premises for four (4) or more consecutive business days due to (a) the interruption of utility or mechanical services to the Premises to be provided by Landlord under the Lease or (b) Tenant being denied entry into the Premises, and such denial is (i) caused by Landlord, its invitees, vendors or contractors or (ii) a covered peril under Landlord’s insurance policy, then Tenant’s obligation to pay Base Rent and additional rent charges payable shall be proportionately abated or reduced, as the case may be, for such part of the Premises from the commencement of the fifth (5th) business day of the impairment until the applicable impairment is cured.

13.    Building Generator.    Tenant shall have the right to install, at grade level or below grade, in the area shown on Exhibit B hereto (the “Unit Area”) the following improvements (collectively “Generator Unit”): (a) a fully enclosed generator (“Generator”); (b) an above-ground storage tank (“AST”) which shall not exceed one thousand (1,000) gallons in capacity, shall be double-walled, shall contain diesel fuel only (to only power the Generator), and which shall employ at a minimum a double containment system whereby if the first containment system fails, a second containment system shall be present to prevent releases of Hazardous Material (which may be a sealed, un-cracked concrete slab containment area without drains which is sufficient to constitute the second containment system, provided it is large enough to completely contain a release of the maximum volume of diesel fuel which could be present in the AST); and (c) other associated improvements and conduits pre-approved by Landlord and reasonably necessary to operate the Generator and distribute the power therefrom. In connection with the installation of the Generator Unit, Tenant shall have the right to furnish and install empty conduits from the Unit Area to the Premises.

        a.    Generator License.    Landlord hereby grants Tenant a license (the “Generator License”) to use the Unit Area for the purpose of installing, operating and maintaining the Generator Unit at Tenant’s sole cost and expense.

        b.    Use Restrictions.    The Generator shall be used only for periodic testing, maintenance and for emergency power to the Premises and/or other spaces within the Project that may be leased by Tenant or affiliates of Tenant. Tenant covenants that the Generator Unit and the storage, removal, transportation and disposal of all fuels consumed thereby shall comply with all applicable laws (including, without limitation, Hazardous Materials Laws, as defined below) and code requirements, the cost of which compliance shall be entirely borne by Tenant.

        For purposes of the Lease, diesel fuel constitutes a “Hazardous Material”; however, Tenant is permitted to transport to, maintain in, and use from the AST diesel fuel; provided all such activities are performed in strict accordance with all applicable laws including without limitation Hazardous Material Laws (defined below). Tenant shall be solely responsible for complying with any and all federal, state, and local laws, statutes, zoning restrictions, ordinances, rules, regulations, guidelines, permits, licenses, governmental actions, orders, decrees, judgments, and rulings now or hereafter in force relating to the use of any Hazardous Material used or consumed by the Generator Unit and any requirements relating to the use of any Hazardous Material used or consumed by the Generator Unit of any duly constituted public authors having jurisdiction over the Project, including, without limitation, all permitting obligations (collectively, “Hazardous Material Laws”). For purposes of the Hazardous Material Laws, Tenant shall be the owner and operator of the AST. Any acknowledgment, consent or approval by Landlord of Tenant’s use or operation of the Generator Unit shall not constitute an assumption of risk respecting the same nor a warranty or certification by Landlord that Tenant’s proposed use and operation is safe or reasonable or in compliance with Hazardous Material Laws. All handling, use, storage and disposal of Hazardous Material relating to the Generator Unit shall be accomplished by Tenant at its sole cost and expense. From time to time during the Lease Term and for up to thirty (30) days thereafter, Landlord may retain a registered environmental consultant to conduct an investigation of the Generator Unit, the Unit Area and/or other portions of the Project which may be affected by any leakage, contamination or release of or by Hazardous Materials from the Generator Unit or in connection with any transportation, removal or disposal of Hazardous Materials to, from or relating to the Generator Unit: (i) for Hazardous Material contamination originating from the Generator Unit, and (ii) to assess the activities of Tenant for compliance with Hazardous Material Laws relative to the Generator Unit and to recommend the use of procedures intended to reasonably reduce the risk of a release of Hazardous Material (“Environmental Assessment”). If the Environmental Assessment discloses any material breach of Hazardous Material Laws by Tenant or any of its agents, contractors, servants, employees or licensees, then the cost thereof shall be the sole responsibility of Tenant payable upon demand as additional rent under the Lease. Otherwise, the costs of the Environmental Assessment shall be the responsibility of Landlord. If the Environmental Assessment discloses any breach of Hazardous Material Laws by Tenant or any of its agents, contractors, servants, employees or licensees relative to the Generator Unit, the cost and expenses of all cleanup and remediation thereof shall be the sole responsibility of Tenant payable upon demand by Landlord. If Landlord so requires, Tenant shall, at its sole cost and expenses, perform all Hazardous Materials cleanup and remediation required or reasonably recommended in the Environmental Assessment, and comply with all reasonable recommendations contained in the Environmental Assessment, including any reasonable recommendations with respect to precautions which should be taken with respect to Tenant’s activities at the Project relative to the Generator Unit or any reasonable recommendations for additional testing and studies to detect the presence of Hazardous Material relative to the Generator Unit. If any monitoring procedure, cleanup or remediation is required as a consequence of any Hazardous Material contamination by the Generator Unit, and the same is not completed (to the reasonable satisfaction of Landlord) prior to the expiration or earlier termination of the Lease, then Tenant shall perform and complete the same notwithstanding any such expiration or earlier termination. The foregoing obligations of Tenant are not intended to, and do not liquidate, limit or waive Tenant’s defense and indemnity obligations set forth in the immediately following paragraph or elsewhere under the Lease.

        c.    Removal of Generator Unit.    On or before the expiration or earlier termination of the Lease, at its own cost and expense, the Generator Unit and all related facilities in the Unit Area, and return the Unit Area to its condition existing prior to Tenant’s installation of the Generator Unit. If Tenant fails to complete such removal or fails to repair any damage caused by such removal, Landlord may complete such removal and repair such damage and charge the reasonable cost thereof to Tenant, which amounts shall be immediately payable by Tenant.

        d.    Rent.    Tenant shall pay all costs incurred by Landlord or Tenant for Tenant’s use of Building utilities in connection with the Generator Unit (including the cost of any separate metering requested by Landlord). In addition, Tenant shall pay for all costs in connection with the operation, maintenance, and repair of the Generator Unit and the Unit Area, and for all insurance required to be carried by Tenant therefor.

        e.    Approvals and Permits.    During the Term of the Lease and subject to the terms of Subsection f below, Tenant may install and operate the Generator Unit in the Unit Area, provided that: (i) Tenant has obtained Landlord’s prior written approval of the plans and specifications for the Generator Unit and all working drawings for the installation of the Generator Unit (collectively, the “Drawings”); (ii) Tenant has obtained all required permits and governmental or quasi-governmental approvals to install and operate the Generator Unit; and (iii) Tenant complies with all applicable governmental and quasi-governmental laws, regulations and building codes in connection with the Unit Area and the Generator Unit. Once Landlord has given its requisite approval, Tenant may not alter or modify the Drawings, or the actual installation of the Generator Unit without Landlord’s prior written consent.

        f.    Compatibility with Building Systems and Operations.    The Generator Unit shall be compatible with the Building systems and equipment and shall not impair or interfere with the use or operation of any other equipment, device or other improvement located at, in, on or about the Project or any portion thereof. If the installation, maintenance, repair, operation or removal of the Generator Unit requires any changes or modifications to any structural systems or components of the Building or any of the Building’s systems or equipment, Landlord shall have the right to either (i) perform such changes or modifications and Tenant shall pay for the reasonable costs thereof upon demand or (ii) require Tenant to perform such changes or modifications at Tenant’s sole cost and expense. If required by Landlord, in its sole discretion, or any governmental agency or authority, Tenant shall fully enclose the Unit Area with suitable fencing or other required enclosures, subject to the terms of Subsection e above. Landlord shall have the right to post notices of non-responsibility in connection with any work performed by

Tenant or its agents or contractors in connection with the Generator Unit. The terms and conditions of Article 12 of the Lease shall specifically be applicable in connection with any work performed by Tenant or its agents or contractors in connection with the Generator Unit.

        g.    Use of Unit Area.    Except as expressly set forth in this Paragraph 13, Tenant will not store any materials in the Unit Area. Tenant shall use the Unit Area solely for the Generator Unit and not for any other purpose. Landlord and its agents may enter and inspect the Unit Area at any time. Concurrently with Tenant’s installation of any locks for the Unit Area, Tenant shall deliver to Landlord a key for any such lock.

        h.    Indemnification and Insurance.    Tenant agrees and acknowledges that it shall use the Unit Area at its sole risk, and Tenant absolves and fully releases Landlord and its directors, officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) (i) from any and all claims, loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (“Liabilities”) that Tenant may suffer to its personal property located in the Unit Area, or (ii) that the Landlord Parties may suffer as a direct or indirect consequence of Tenant’s use of the Unit Area, the Generator Unit or access to the Unit Area including without limitation, the use or misuse thereof; the operation or failure thereof; any violation of Hazardous Materials Laws or other law; personal injury; property damage; and any release of Hazardous Materials, or (iii) any other Liabilities arising from or related to the Lease. In addition, Tenant agrees to indemnify, defend, protect, and hold the Landlord Parties harmless from and against any Liabilities resulting as a direct or indirect consequence of Tenant’s use of the Unit Area, the Generator Unit or access areas to the Unit Area. In addition, Tenant shall procure and maintain, at Tenant’s sole expense, insurance in connection with the Unit Area, the Generator Unit and the obligations assumed by Tenant under this Paragraph 13, in the same amounts and with the same types of coverage as required to be procured by Tenant under the Lease. The provisions of this Subsection h shall survive the expiration or earlier termination of the Lease

        i.    Termination of Generator License.    If Tenant fails to cure the breach of any covenants set forth in this Paragraph 13 within fifteen (15) days following notice from Landlord, Landlord shall have the right to terminate the Generator License upon notice to Tenant.

        j.    No Warranty.    Landlord has made no warranty or representation that the Generator Unit is permitted by law and Tenant assumes all liability and risk in obtaining all permits and approvals necessary for the installation and use of the Generator Unit.

        k.    Generator License Personal.    The Generator License is personal to the original Tenant and may not be assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant.

14.    Roof Rights.    Tenant shall have the right to install up to two (2) satellite dishes (referred to collectively as the “Satellite Dish”) on the roof of the Building in accordance with this Paragraph 14.

        a.    Satellite License.    Landlord hereby grants Tenant a license (the “Satellite License”) to use an additional area located on the roof area of the Building for the purpose of installing, operating and maintaining two (2) satellite dishes (referred to in this Work Letter collectively as the “Satellite Dish”) at Tenant’s sole cost and expense.

        b.    Roof Location.    Landlord and Tenant shall mutually agree upon an area on the roof of the Building (which shall in no event exceed the dimensions of 3 ft. by 3 ft.) (the “Roof Location”) that Tenant may use for the purpose of installing, operating and maintaining the Satellite Dish. Landlord shall have the right to use, and to grant to third parties the right to use portions of the roof of the Building other than the Roof Location.

        c.    Access to Satellite Dish.    During the Term of the Lease, Tenant during business hours shall have the right of access to the Satellite Dish and the Roof Location upon at least two (2) business days prior written notice to Landlord, or any shorter time period as Landlord may allow in its sole discretion.

        d.    Removal of Satellite Dish.    On or before the expiration or earlier termination of the Lease, Tenant shall remove, at its own cost and expense, the Satellite Dish and all related facilities in the Roof Location, and return the Roof Location to its condition existing prior to Tenant’s installation of the Satellite Dish. If Tenant fails to complete such removal or fails to repair any damage caused by such removal, Landlord may complete such removal and repair such damage and charge the reasonable cost thereof to Tenant, which amounts shall be immediately payable by Tenant.

        e.    Rent.    Tenant shall pay all costs incurred by Landlord or Tenant for Tenant’s use of Building utilities in connection with the Satellite Dish (including the cost of any separate metering requested by Landlord). In addition, Tenant shall pay for all costs in connection with the operation, maintenance, and repair of the Satellite Dish and the Roof Location, and for all insurance required to be carried by Tenant therefor.

        f.    Approvals and Permits.    During the Term of the Lease and subject to the terms of Subsection g below, Tenant may install and operate the Satellite Dish in the Roof Location, provided that: (i) Tenant has obtained Landlord’s prior written approval of the plans and specifications for the Satellite Dish and all working drawings for the installation of the Satellite Dish (collectively, the “Drawings”); (ii) Tenant has obtained all required permits and governmental or quasi-governmental approvals (including satisfying any applicable Federal Communications Commission and Federal Aviation Administration requirements) to install and operate the Satellite Dish; and (iii) Tenant complies with all applicable governmental and quasi-governmental laws, regulations and building codes in connection with the Roof Location and the Satellite Dish. Once Landlord has given its requisite approval, Tenant may not alter or modify the Drawings, or the actual installation of the Satellite Dish without Landlord’s prior written consent.

        g.    Compatibility with Building Systems and Operations. The Satellite Dish shall be compatible with the Building systems and equipment and shall not impair or interfere with window washing or the use or operation of any chiller units, cooling tower, emergency generator, elevators, machine rooms, helipads, ventilation shafts, communications equipment or any other equipment, device or other improvement located at, in, on or about the Project or any portion thereof. If the installation, maintenance, repair, operation or removal of the Satellite Dish requires any changes or modifications to any structural systems or components of the Building or any of the Building’s systems or equipment, Landlord shall have the right to either (i) perform such changes or modifications and Tenant shall pay for the reasonable costs thereof upon demand or (ii) require Tenant to perform such changes or modifications at Tenant’s sole cost and expense. If required by Landlord, in its sole discretion, or any governmental agency or authority, Tenant shall fully enclose the Roof Location with suitable fencing or other required enclosures, subject to the terms of Subsection f above. Landlord shall have the right to post notices of non-responsibility in connection with any work performed by Tenant or its agents or contractors in connection with the Satellite Dish. The terms and conditions of Article 12 of the Lease shall specifically be applicable in connection with any work performed by Tenant or its agents or contractors in connection with the Satellite Dish.

        h.    Use of Roof Location.    Tenant will not store any materials in the Roof Location. Tenant shall use the Roof Location solely for the Satellite Dish and not for any other purpose. Landlord and its agents may enter and inspect the Roof Location at any time. Concurrently with Tenant’s installation of any locks for the Roof Location, Tenant shall deliver to Landlord a key for any such lock. Tenant shall not interfere with the mechanical, electrical, heating, ventilation and air conditioning, or plumbing systems of the Building or the operation, reception, or transmission of any other satellite, microwave, or other broadcasting or receiving devices that are, or will be, located on the roof of, or in, the Building.

        i.    Indemnification and Insurance.    Tenant agrees and acknowledges that it shall use the Roof Location at its sole risk, and Tenant absolves and fully releases Landlord Parties (i) from any and all Liabilities that Tenant may suffer to its personal property located in the Roof Location, or (ii) that the Landlord Parties may suffer as a direct or indirect consequence of Tenant’s use of the Roof Location, the Satellite Dish or access to the Roof Location, or (iii) any other Liabilities arising from or related to the Lease. In addition, Tenant agrees to indemnify, defend, protect, and hold the Landlord Parties harmless from and against any Liabilities resulting as a direct or indirect consequence of Tenant’s use of the Roof Location, the Satellite Dish or access areas to the Roof Location. In addition, Tenant shall procure and maintain, at Tenant’s sole expense, insurance in connection with the Roof Location, the Satellite Dish and the obligations assumed by Tenant under this Paragraph 14, in the same amounts and with the same types of coverage as required to be procured by Tenant under the Lease.

        j.    Termination of Satellite License.    If Tenant fails to cure the breach of any covenants set forth in this Paragraph 14 within fifteen (15) days following notice from Landlord, Landlord shall have the right to terminate the Satellite License upon notice to Tenant.

        k.    No Warranty.    Landlord has made no warranty or representation that the Satellite Dish is permitted by law and Tenant assumes all liability and risk in obtaining all permits and approvals necessary for the installation and use of the Satellite Dish. Landlord does not warrant or guaranty that Tenant will receive unobstructed transmission or reception to or from the Satellite Dish and Tenant assumes the liability for the transmission and reception to and from the Satellite Dish.

        l.    Satellite License Personal.    The Satellite License is personal to the original Tenant and may not be assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant.

15.    Janitorial Service.    Landlord shall provide janitorial services for the Premises five (5) days per week, excluding holidays, with supervision of the cleaning crew.

16.    Security.    Landlord currently provides onsite security of the Building from 7 a.m. to 11 p.m. Monday through Friday, which includes patrol of corridors and stairwells of the Common Areas and parking facilities. Tenant, at its sole cost and expense (which may be deducted from the Maximum Tenant Improvement Allowance), shall have the right to install a card access system to the Premises, subject to Landlord’s reasonable approval.

17.    Holding Over.    Notwithstanding the provisions of Section 17 of the Lease concerning holding over, the Base Rent payable by Tenant shall not be increased as provided therein during the first 90 days of any such holding over by Tenant.

18.    Security Deposit.    The provisions of Sections 2.16 and 7 of the Lease relating to the Security Deposit are hereby deleted from the Lease. Landlord shall apply the amount of the Security Deposit currently held by Landlord (i.e., $63,618.83) as partial payment of Base Rent for the first month for which Base Rent is payable pursuant to this Amendment.

19.    Notices.    Landlord’s Mailing Address as set forth in Section 2.10 of the Lease is revised to read as follows:

State Teachers’ Retirement System of Ohio

c/o CB Richard Ellis

95 Enterprise, Suite 310

Aliso Viejo, California 92656

Attn: Property Manager

With a copy to:

State Teachers Retirement System of Ohio

44 Montgomery Street, Suite 2388

San Francisco, CA 94104-4704

Attn: Executive Director, Western Region

20.    Brokers.    Landlord and Tenant hereby warrant to each other that they have no dealings with any real estate broker, agent or finder in connection with the negotiation of this Amendment, excepting only CB Richard Ellis, acting on behalf of Landlord, and Cushman &

Wakefield, acting on behalf of Tenant (the “Brokers”), and that they know of no other real estate broker, agent or finder who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all Liabilities with respect to any leasing commission or other compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker, agent or finder other than the Brokers. Landlord shall pay any commissions owing to the Brokers as set forth in a separate agreement(s) between Landlord and Brokers pertaining thereto. The terms of this Paragraph 20 shall survive the expiration or earlier termination of this Amendment.

21.    Authorization Disclosure.    This Amendment is executed by certain employees of The State Teachers Retirement System of Ohio (“STRS”), not individually, but solely on behalf of Landlord, the authorized nominee and agent for STRS. In consideration for entering into this Amendment, Tenant hereby waives any right to bring a cause of action against the individuals executing this Amendment on behalf of Landlord (except for any cause of action based upon lack of authority or fraud), and all persons dealing with Landlord must look solely to Landlord’s assets for the enforcement of any claim against Landlord, and the obligations hereunder are not binding upon, nor may resort be had to the private property of any of the trustees, officers, directors, employees or agents of STRS.

22.    Time of Essence.    Time is of the essence with respect to the performance of every provision of this Amendment.

23.    No Further Modification.    Except as expressly modified by this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals as of the day, month and year first written above as to this Amendment.

LANDLORD:

OTR, an Ohio general partnership, as nominee of the STATE TEACHERS RETIREMENT BOARD OF OHIO, a statutory organization created by the laws of the State of Ohio

By:

Name:

Title:

TENANT:

REMEDYTEMP, INC., a California corporation

By:

Name:

Title:

By:

Name:

Title:

EXHIBIT “A”

Depiction of New Premises

(see attached diagram)

EXHIBIT “B”

Depiction of Unit Area

(see attached diagram)

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